Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the registration statement on Form F-3 of Gold Reserve Inc. (the Company) of our report dated April 28, 2014 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of the Company, which appears in the Company’s annual report on Form 40-F for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such registration statement.

signed “PricewaterhouseCoopers LLP”

Chartered Accountants

Vancouver, British Columbia

September 19, 2014